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                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Synergy Technologies Corporation

We consent to the use of our report dated March 27, 2001, with respect to the consolidated balance sheet of Synergy Technologies Corporation (and subsidiaries) (a development stage company) as of December 31, 2000 and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2000 and for the period from November 7, 1996 (inception) to December 31, 2000 which report is included in the Company's annual report on Form 10-KSB. The cumulative statements of operations, stockholders' equity and cash flows for the period November 7, 1996 (inception) to December 31, 2000 include amounts for the period from November 7, 1996 (inception) to December 31, 1999 which were audited by other auditors and our opinion, insofar as it relates to the amounts included for the period November 7, 1996 (inception) to December 31, 1999 is based solely on the report of other auditors.

Our report dated March 27, 2001 contains an explanatory paragraph that states that the Company has suffered negative cash flows from operations and requires additional financing that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


SIGNED "KPMG LLP"


Calgary, Canada
March 12, 2002